Contact: John McCarthy
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LORAL UPDATES PREFERRED EQUITY
FINANCING TRANSACTION

NEW YORK — February 26, 2007 — Loral Space & Communications (NASDAQ: LORL) today announced an update with respect to its agreement to sell $300 million of convertible perpetual preferred stock to affiliates of MHR Fund Management LLC (“MHR”), Loral’s largest shareholder.

Following shareholder expressions of interest and concerns after the agreement was announced on October 17, 2006, the Company and MHR considered adjustments and other alternatives to the agreed upon transaction that would have included a component for broader shareholder participation, while simultaneously seeking the regulatory approvals required under the agreement. Among the approvals needed is a requirement that NASDAQ confirm that shareholder approval is not required under the NASDAQ Marketplace Rules.

Loral and MHR were advised today by NASDAQ that the transaction will not require shareholder approval, provided certain terms are amended to comply with NASDAQ rules. NASDAQ has also indicated that adjustments or alternatives other than to effect compliance with its rules would effectively require the parties to agree to rescind and renegotiate the transaction, which is not an available alternative.

Accordingly, the Company and MHR are preparing modifications to the terms of the transaction that will satisfy NASDAQ requirements. As a result of these modifications, in the event of a change of control in which a “make-whole” payment is triggered and holders elect to convert their shares of preferred stock to common stock, holders will now receive under all circumstances non-voting stock as a “make-whole” payment. The non-voting stock received in respect of the “make-whole” payment will not be exchangeable into voting stock absent a shareholder vote specifically approving such exchange.

Loral Space & Communications is a satellite communications company. It owns and operates a fleet of telecommunications satellites used to broadcast video entertainment programming, distribute broadband data, and provide access to Internet services and other value-added communications services. Loral also is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. For more information, visit Loral’s web site at www.loral.com.

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This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in each of the company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and its quarterly reports on Form 10-Q for subsequent periods. The reader is specifically referred to these documents, as well as the company’s other filings with the Securities and Exchange Commission.